Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended September 30, 2006 and the nine months ended June 30, 2007 are based on the historical financial statements of Concur Technologies, Inc. (“Concur”), H-G Holdings, Inc. (“H-G Holdings”), and Outtask, Inc. (“Outtask”) after giving effect to (i) Concur’s acquisition of H-G Holdings (the “Acquisition”) using the purchase method of accounting, (ii) Concur’s issuance of $119.7 million in equity and borrowings against a commercial line of credit of $42.5 million, the proceeds of which are anticipated to be used to finance the Acquisition, (iii) H-G Holdings’ disposition of its operating subsidiary known as Gelco TMG, LLC., which was recently sold to a third party, and (iv) Concur’s acquisition of Outtask using the purchase method of accounting, as previously disclosed in Concur’s Current Report on Form 8-K/A filed April 10, 2006. The business of H-G Holdings after the disposition of Gelco TMG, LLC is referred to as “Gelco.” As described in Note 2 below, the historical financial information presented in the accompanying unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of H-G Holdings after giving effect to the disposition by H-G Holdings of Gelco TMG, LLC. We refer to the unaudited pro forma condensed combined financial information giving effect to our January 23, 2006 acquisition of Outtask, Inc. to present the results of Outtask for the period October 1, 2005 through January 22, 2006, as “Outtask Adjusted.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2007 is presented as if the Acquisition occurred on June 30, 2007. The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition has taken place on October 1, 2005. For additional information, please see the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

Concur and Gelco have different fiscal year ends. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2006 combines Concur’s historical consolidated income statement for the year ended September 30, 2006 with Gelco’s historical consolidated statement of operations for the year ended December 31, 2006. The unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2007 combines Concur’s historical consolidated income statement for the nine months ended June 30, 2007 with Gelco’s historical consolidated statement of operations for the six months ended June 30, 2007 and with the consolidated statement of operations for the three months ended December 31, 2006 for Gelco.

As a result, Gelco’s historical results of operations for the three months ended December 31, 2006 are included in the unaudited pro forma condensed combined statements of operations for both the year ended December 31, 2006 and the nine months ended June 30, 2007. Gelco’s summary historical financial results for the three months ended December 31, 2006, which are included in both of these periods, are as follows:

Revenue	$13,184
Gross profit	$6,941
Operating expenses	$5,926
Operating income	$1,015

The Acquisition will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price presented in the accompanying unaudited pro forma condensed combined financial information was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.

This report includes pro forma financial information giving effect to our January 23, 2006 acquisition of Outtask, Inc., which we refer to in the unaudited pro forma condensed combined financial information as “Outtask Adjusted.” Financial statements of Outtask were filed with our Current Report on Form 8-K/A dated April 10, 2006. As described in Note 3 below, the accompanying unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Outtask, to present the results of Outtask for the period October 1, 2005 through January 22, 2006 as part of the unaudited pro forma condensed combined financial information for the period October 1, 2005 through September 30, 2006.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Concur and Gelco been a combined company during the respective periods presented. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with Concur’s historical consolidated financial statements included in its Form 10-K for the fiscal year ended September 30, 2006 filed on December 14, 2006 and in its Form 10-Q for the nine months ended June 30, 2007 filed on August 8, 2007, as well as H-G Holdings historical consolidated financial statements incorporated by reference in this filing.

The following unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it was completed on June 30, 2007 and combines the Gelco June 30, 2007 unaudited consolidated balance sheet with Concur’s June 30, 2007 unaudited consolidated balance sheet. The Gelco Historical column reflects the elimination of certain assets and liabilities included in the H-G Holdings consolidated balance sheet that will not be acquired by Concur.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2007

(in thousands)

	Concur Historical	Gelco Historical (Note 2)	Pro Forma Adjustments (Note 1)	Notes	Concur and Gelco Pro Forma
Assets
Current assets:
Cash and cash equivalents	$25,185	$1,339	$—		$26,524
Restricted cash	—	3,237	—		3,237
Accounts receivable	25,300	10,375	—		35,675
Prepaid expenses	1,601	1,352	—		2,953
Deferred income taxes	2,715	—	—		2,715
Other current assets	7,852	939	—		8,791

Total current assets	62,653	17,242	—		79,895
Property and equipment, net	23,699	10,071	4,000	(c)	37,770
Intangible assets, net of amortization	11,188	147	36,100	(a)	47,435
Goodwill	65,628	39,133	93,179	(a)	197,940
Deferred income tax assets, net	19,994	—	—		19,994
Deposits and other long-term assets	9,711	76	—		9,787

Total assets	$192,873	$66,669	$133,279		$392,821

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,625	$229	$—		$4,854
Accrued compensation	7,307	920	—		8,227
Acquisition-related liabilities	855	—	—		855
Other accrued liabilities	3,843	24,073	—		27,916
Current portion of long-term debt	6,000	4,626	—		10,626
Current portion of deferred rent	401	—	—		401
Current portion of deferred revenues	20,880	1,686	—		22,566

Total current liabilities	43,911	31,534	—		75,445
Long-term debt, net of current portion	5,369	6,189	42,549	(a)	54,107
Payable to related party	—	9,792	(9,792)	(h)	—
Deferred rent, net of current portion	2,530	—	—		2,530
Deferred revenues, net of current portion	8,847	—	—		8,847

Total liabilities	60,657	47,515	32,757		140,929

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, par value $0.001 per share	—	—	—		—
Common stock, $0.001 par value	38	—	5	(a)	43
Additional paid-in capital	297,701	—	119,671	(a)	417,372
(Accumulated deficit) retained earnings	(166,138)	18,391	(18,391)	(b)	(166,138)
Accumulated other comprehensive income	615	763	(763)	(b)	615

Total stockholders’ equity	132,216	19,154	100,522		251,892

Total liabilities and stockholders’ equity	$192,873	$66,669	$133,279		$392,821

The following unaudited pro forma condensed combined statement of operations gives effect to the Acquisition as if it was completed on October 1, 2005 and combines Gelco’s statement of operations for the year ended December 31, 2006 with Concur’s consolidated statement of operations for the year ended September 30, 2006. The Gelco Historical column reflects the elimination of the results of operations of the excluded entity that will not be acquired by Concur.

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended September 30, 2006

(in thousands, except per share data)

	Concur Historical	Outtask Adjusted (Note 3)	Concur Pro Forma	Gelco Historical (Note 2)	Pro Forma Adjustments (Note 1)	Notes	Combined Pro Forma
Revenues:
Subscription	$80,501	$3,997	$84,498	$44,364	$—		$128,862
Consulting and other	16,644	827	17,471	5,708	—		23,179

Total revenues	97,145	4,824	101,969	50,072	—		152,041
Expenses:
Cost of operations	37,846	1,561	39,407	17,607	—		57,014
Sales and marketing	22,907	1,369	24,276	11,906	—		36,182
Systems development and programming	12,445	721	13,166	7,838	—		21,004
General and administrative	14,458	1,399	15,857	7,459	133	(f)	23,449
Amortization of intangible assets	2,420	421	2,841	—	4,414	(d)	7,255

Total expenses	90,076	5,471	95,547	44,810	4,547		144,904

Income (loss) from operations	7,069	(647)	6,422	5,262	(4,547)		7,137
Other expense, net	(378)	(377)	(755)	(9,578)	(2,307)	(e)(i)	(12,640)

Income (loss) before income taxes	6,691	(1,024)	5,667	(4,316)	(6,854)		(5,503)
Income tax expense (benefit), net	(27,465)	10	(27,455)	306	(1,851)	(g)	(29,000)

Net income (loss)	$34,156	$(1,034)	$33,122	$(4,622)	$(5,003)		$23,497

Net income per share
Basic	$0.97		$0.93				$0.58

Diluted	$0.87		$0.83				$0.53

Shares used in calculation of net income (loss) per share:
Basic	35,056		35,589				40,289

Diluted	39,150		39,970				44,670

The following unaudited pro forma condensed combined statement of operations gives effect to the Acquisition as if it was completed on October 1, 2006 and combines Gelco’s statement of operations for the six months ended June 30, 2007 and for the three months ended December 31, 2006 with Concur’s consolidated statement of operations for the nine months ended June 30, 2007. The Gelco Historical column reflects the elimination of the results of operations of the excluded entity that will not be acquired by Concur.

Unaudited Pro Forma Condensed Combined Statements of Operations

Nine Months Ended June 30, 2007

(in thousands, except per share data)

	Concur Historical	Gelco Historical (Note 2)	Pro Forma Adjustments (Note 1)	Notes	Concur and Gelco Pro Forma
Revenues:
Subscription	$83,627	$34,860	$—		$118,487
Consulting and other	9,733	3,630	—		13,363

Total revenues	93,360	38,490			131,850
Expenses:
Cost of operations	32,324	13,655	—		45,979
Sales and marketing	24,469	10,158	—		34,627
Systems development and programming	11,387	6,206	—		17,593
General and administrative	13,315	5,337	100	(f)	18,752
Amortization of intangible assets	2,382	—	3,312	(d)	5,694

Total expenses	83,877	35,356	3,412		122,645

Income from operations	9,483	3,134	(3,412)		9,205
Other expense, net	(374)	(6,830)	(998)	(e)(i)	(8,202)

Income (loss) before income taxes	9,109	(3,696)	(4,410)		1,003
Income tax expense, net	5,010	391	(3,375)	(g)	2,026

Net income (loss)	$4,099	$(4,087)	$(1,035)		$(1,023)

Net income (loss) per share
Basic	$0.11				$(0.02)

Diluted	$0.10				$(0.02)

Shares used in calculation of net income (loss) per share:
Basic	37,159				41,859

Diluted	40,618				41,859

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1. Pro Forma Adjustments

(a)	Total cost of $162.2 million is expected to consist of $160.0 million in consideration and $2.2 million in transaction costs.

To fund the proposed Acquisition, Concur expects to utilize $42.5 million of its Expanded Credit Facility with LaSalle Bank National Association and issue 4.7 million shares of its common stock for net proceeds of approximately $119.7 million.

Concur performed a preliminary appraisal of the intangible assets to be acquired in the Acquisition in connection with the allocation of the purchase price. The following values have been allocated to the intangible assets based on their preliminary fair values as determined by the appraisal: $0.2 million to non-compete agreements; $6.6 million to technology; and $29.3 million to customer relationships. These assets are expected to be amortized on a straight-line basis over periods ranging from two to 11 years with an average life of 9.7 years. The excess of the total purchase price over preliminary fair values of all identifiable assets acquired, net of liabilities, amounted to $132.3 million. The $93.2 million pro forma adjustment to goodwill includes $132.3 million in estimated goodwill resulting from the Acquisition less the $39.1 million in goodwill previously recorded by H-G Holdings.

(b)	To eliminate the historical equity of H-G Holdings.

(c)	To adjust property to estimated fair value. This adjustment is based upon Concur’s appraisal of a building being acquired in the Acquisition.

(d)	To record amortization of acquired intangibles associated with Concur’s acquisition of H-G Holdings. The definite-lived intangible assets of approximately $36.1 million are expected to be amortized on a straight-line basis over periods ranging from two to 11 years with an average life of 9.7 years.

(e)	To record interest expense associated with increased debt related to the acquisition. The interest rate used was 6.93% which is the average rate that was in effect as of September 1, 2007, on Concur’s line of credit facility. The pro forma adjustment to interest expense was $2.2 million for the nine months ended June 30, 2007 and $2.9 million for the year ended September 30, 2006.

(f)	To record incremental depreciation resulting from the increase to fair value of the property acquired.

(g)	Pro forma income tax expense reflects the impact of the combination of Gelco’s and Concur’s earnings for income taxes for the fiscal year ended September 30, 2006 and the nine months ended June 30, 2007 as if they had been combined and consolidated for income tax purposes throughout the periods. During the year ended September 30, 2006, Concur released a portion of its valuation allowance against its deferred tax assets. This release resulted in an increase to income tax benefit for that period of $29.0 million. Had the companies been combined throughout the year, no income tax expense associated with the current year’s operation would have been provided and the income tax benefit would have been $29.0 million. The addition of Gelco’s activity did not materially affect Concur’s projection of future usage of its domestic net operating losses and, therefore, the amount of the valuation allowance release in the year ended September 30, 2006 and the remaining valuation allowance are unaffected by the combination.

Concur’s recorded provision for income taxes differs from the U.S. statutory rate primarily due to share-based compensation, other non-deductible expenses and the increase in the valuation allowance against deferred tax assets associated with activities of our foreign subsidiaries.

(h)	To record settlement of the payable to related parties upon the closing of the Acquisition.

(i)	To reverse interest expense on the notes payable to related parties. The notes will be settled as part of the closing of the Acquisition. The pro forma adjustment to reverse interest expense on the notes payable to related parties was $1.2 million for the nine months ended June 30, 2007 and $0.6 million for the year ended September 30, 2006.

2. Gelco Historical

On September 4, 2007, H-G Holdings entered into an Interest Purchase agreement with Adesso Solutions, LLC, for Gelco TMG, LLC. As a result, the historical financial information of Gelco included in the accompanying unaudited pro forma condensed combined financial statements reflect the carve-out of the financial information of Gelco TMG (shown in the Gelco TMG columns in the schedules below) from the historical consolidated results of H-G Holdings.

The H-G Holding, Inc. Consolidated column below includes the balances of Gelco and Gelco TMG, LLC. The Gelco TMG column includes amounts that are not being acquired by Concur.

Pro Forma Schedule of Gelco Historical

Balance Sheet

As of June 30, 2007

(in thousands)

	H-G Holdings, Inc. Consolidated	Exclude Gelco TMG	Gelco Historical
Assets

Current assets:
Cash and cash equivalents	$1,339	$—	$1,339
Restricted Cash	3,237	—	3,237
Accounts receivable	12,648	2,273	10,375
Prepaid expenses	1,515	163	1,352
Other current assets	1,371	432	939

Total current assets	20,110	2,868	17,242
Property and equipment, net	11,357	1,286	10,071
Intangible assets, net of amortization	939	792	147
Goodwill	46,588	7,455	39,133
Deposits and other long-term assets	76	—	76

Total assets	$79,070	$12,401	$66,669

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$261	$32	$229
Accrued compensation	1,042	122	920
Other accrued liabilities	29,167	5,094	24,073
Current portion of long-term debt	4,626	—	4,626
Current portion of deferred revenues	2,161	475	1,686

Total current liabilities	37,257	5,723	31,534
Long-term debt, net of current portion	6,189	—	6,189
Payable to related party	9,792	—	9,792

Total liabilities	53,238	5,723	47,515

Commitments and contingencies

Stockholders’ equity:
Retained earnings (accumulated deficit)	25,069	6,678	18,391
Accumulated other comprehensive income	763	—	763

Total stockholders’ equity	25,832	6,678	19,154

Total liabilities and stockholders’ equity	$79,070	$12,401	$66,669

The H-G Holdings, Inc. Consolidated column below includes the unaudited historical operating results of Gelco and Gelco TMG, LLC. The Gelco TMG column includes amounts related to the Gelco TMG, LLC entity that are not being acquired by Concur.

Pro Forma Schedule of Gelco Historical

Statement of Operations

For the Twelve Months Ended December 31, 2006

(in thousands)

	H-G Holdings, Inc. Consolidated	Exclude Gelco TMG	Gelco Historical
Revenues:
Subscription	$55,070	$10,706	$44,364
Consulting and other	6,650	942	5,708

Total revenues	61,720	11,648	50,072
Expenses:
Cost of operations	22,795	5,188	17,607
Sales and marketing	13,817	1,911	11,906
Systems development and programming	11,121	3,283	7,838
General and administrative	9,138	1,679	7,459

Total expenses	56,871	12,061	44,810

Income (loss) from operations	4,849	(413)	5,262
Other income (expense):
Interest expense	(5,951)	(1,136)	(4,815)
Other, net	(5,885)	(1,122)	(4,763)

Total other income (expense), net	(11,836)	(2,258)	(9,578)

Income (loss) before income tax	(6,987)	(2,671)	(4,316)
Income tax expense (benefit)	378	72	306

Net (loss) income	$(7,365)	$(2,743)	$(4,622)

The H-G Holdings, Inc. Consolidated column below includes the unaudited historical operating results of Gelco and Gelco TMG, LLC. The Gelco TMG column includes amounts related to the Gelco TMG, LLC entity that are not being acquired by Concur.

Pro Forma Schedule of Gelco Historical

Statement of Operations

For the Nine Months Ended June 30, 2007

(in thousands, except per share data)

	H-G Holdings, Inc. Consolidated	Exclude Gelco TMG	Gelco Historical
Revenues:
Subscription	$43,221	$8,361	$34,860
Consulting and other	4,161	531	3,630

Total revenues	47,382	8,892	38,490

Expenses:
Cost of operations	18,127	4,472	13,655
Sales and marketing	11,128	970	10,158
Systems development and programming	7,646	1,440	6,206
General and administrative	6,661	1,324	5,337

Total expenses	43,562	8,206	35,356

Income (loss) from operations	3,820	686	3,134

Other income (expense):
Interest expense	(4,247)	(805)	(3,442)
Other, net	(4,192)	(804)	(3,388)

Total other income (expense), net	(8,439)	(1,609)	(6,830)

Income (loss) before income tax	(4,619)	(923)	(3,696)

Income tax expense (benefit)	478	87	391

Net (loss) income	$(5,097)	$(1,010)	$(4,087)

3. Outtask Adjusted

On January 23, 2006, Concur completed and announced its acquisition of Outtask through the merger (the “Merger”) of a wholly-owned subsidiary of Concur with and into Outtask, with Outtask surviving as a wholly-owned subsidiary of Concur. Concur accounted for the Merger under the purchase method of accounting.

Under the Merger Agreement, all outstanding equity securities of Outtask, including all issued and outstanding options to purchase shares of Outtask common stock, were exchanged for cash, shares of Concur common stock and options to purchase shares of Concur common stock.

This report includes pro forma financial information giving effect to our January 23, 2006 acquisition of Outtask, Inc., which we refer to as “Outtask Adjusted.” The accompanying unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Outtask, to present the results of Outtask for the period October 1, 2005 through January 22, 2006 as part of the unaudited pro forma condensed combined financial information for the period October 1, 2005 through September 30, 2006 as if the acquisition of Outtask was completed on October 1, 2005. In the quarter ended December 31, 2005, Outtask recorded stock based compensation associated with variable option accounting of $9.8 million.

Pro forma adjustments consisted of the following:

(a)	To adjust revenues resulting from amortization of set-up fees and software implementation fees.

(b)	To eliminate stock based compensation expense associated with variable option accounting.

(c)	To record amortization of acquired intangibles associated with Concur’s acquisition of Outtask.

(d)	To record interest expense associated with debt, and reduce interest income for cash expended.

(e)	To eliminate nonrecurring costs associated with Outtask litigation concerning equity rights.

Pro Forma Schedule of Outtask Adjusted

Statement of Operations

For the Period October 1, 2005 - January 22, 2006

(in thousands)

	Outtask Historical	Pro Forma Adjustments	Notes	Outtask Adjusted
Revenues:
Revenues, net	$4,956	$(132)	(a)	$4,824
Expenses:
Cost of operations	1,561	—		1,561
Sales and marketing	1,369	—		1,369
Systems development and programming	721	—		721
General and administrative	1,249	150	(b)	1,399
Stock based compensation	10,009	(10,009)	(b)	—
Amortization of intangible assets	—	421	(c)	421

Total expenses	14,909	(9,438)		5,471

Loss from operations	(9,953)	9,306		(647)
Other income (expense):
Interest income	24	(42)	(d)	(18)
Interest expense	(5)	(344)	(d)	(349)
Other, net	(184)	174	(e)	(10)

Total other income (expense), net	(165)	(212)		(377)

Income before income tax	(10,118)	9,094		(1,024)
Income tax expense	(10)	—		10

Net income (loss)	$(10,128)	$9,094		$(1,034)